Exhibit 17.2

March 22nd, 2017

Brightcove, Inc.

Attn: David Plotkin

RE: 8-K Draft

Dear David:

I agree with the statements made in the draft 8-K that was e-mailed to me this morning.

Regards,

Chet Kapoor

388 Market Street, Suite 860  •  San Francisco, CA 94111  •  415.645.2400  •  info@tenzing-global.com